Exhibit 99

For Immediate Release

CONSOLIDATED WATER CO. LTD. REPORTS
RECORD REVENUE AND EARNINGS FOR 2003

GEORGE TOWN, Cayman Islands, B.W.I. (April 14, 2004) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today reported record revenue and earnings for the quarter and year ended December 31, 2003.

For the twelve months ended December 31, 2003, total revenue increased 57% to a record $19.0 million, compared with $12.2 million in the previous year. Net income rose 64% to a record $4,177,081, or $0.83 per diluted share, versus $2,576,310, or $0.63 per diluted share, in the year ended December 31, 2002. The weighted average number of fully-diluted shares outstanding increased 23% to 5,037,530 in the most recent year, compared with 4,087,532 in 2002, reflecting the issuance of shares in a public stock offering in July 2003 and shares issued in conjunction with acquisitions completed during the past twelve months.

Revenue for the three months ended December 31, 2003 increased 91% to a record $5.3 million, compared with $2.8 million in the fourth quarter of the previous year. Net income increased 338% to $1,024,744, or $0.18 per diluted share, versus $233,782, or $0.06 per diluted share, in the prior-year period. The weighted average number of fully-diluted shares outstanding increased 42% to 5,817,007 in the fourth quarter of 2003, compared with 4,097,139 in the corresponding period of the previous year.

“We are pleased to report record operating results for 2003, a year in which we completed acquisitions that effectively doubled the size of our Company and significantly expanded the geographical scope of our operations,” stated Jeffrey Parker, Chairman of Consolidated Water Co. Ltd. “Consolidated Water now operates twelve reverse osmosis seawater conversion plants in five countries in the Caribbean region, the fastest growing desalination market in the world.”

“Despite the lingering negative impact of 9/11 upon international tourism, our retail water sales increased a modest 2% from prior-year levels during 2003,” commented Rick McTaggart, the Company’s President and Chief Executive Officer. “Gross profit margins in our retail water operations improved to 54.5% of sales, from 45.5% in 2002, largely due to actions taken when we assumed responsibility for operations at the Governor’s Harbor plant on Grand Cayman as a result of one of our acquisitions. We expect these improved operating efficiencies to continue and improve in the future as we more effectively utilize the additional capacity available to our Cayman retail operations”

“Bulk water sales increased by 379% as a result of acquisitions, despite the fact that our substantial operations in the British Virgin Islands are not consolidated into the Company’s reported operating revenue. On Grand Cayman, bulk water sales increased at approximately the same modest rate as retail water sales. Meanwhile, bulk water sales in Belize declined due to a lower pricing structure under a new 23-year exclusive contract that was signed in September 2003, along with actions taken by our customer to reduce leakage rates in its distribution system on the island of Ambergris Caye. Our acquisition in Nassau (Bahamas) was responsible for the dramatic increase in overall bulk water sales for the year.”

“Gross profit derived from our bulk water operations declined, as a percentage of revenue, from 28.1% in 2002 to 26.0% in 2003, primarily due to high maintenance expenditures at our Belize operations,” continued McTaggart. “We were reluctant to complete certain necessary improvements to our plant and storage facilities in Belize until we secured the new long-term contract. These improvements are now underway, and we expect operating efficiencies at our Belize facilities to improve later this year.”

“As a result of our acquisitions, we reported Services Revenue for the first time in 2003. The engineering design, plant construction, purchasing and management services we provide are profitable and should grow along with our overall production activities in the future.”

“The addition of new hotel rooms on Grand Cayman, combined with a strengthening in ‘stay-over’ tourist arrivals that has developed in recent months, will hopefully allow 2004 retail sales to increase to nearer pre 9/11 rates. In our bulk water business, we are the low bidder to supply and operate a new 6, expandable to 7.2, million USgpg plant under a 20 year contract in Nassau, the largest city in the Bahamas and one that faces severe water supply problems, and are awaiting bid evaluation. The capacity of our plant on Tortola (British Virgin Islands) was expanded by 40% in November 2003 and a second plant should be on line by the end of 2004, and we are seeking new opportunities to supply non-potable water on the island of Barbados. In light of these initiatives, we expect another healthy increase in bulk water sales in the current year.”

“With a full twelve months’ contribution from acquired companies included in our operating results and further anticipated post-merger economies of scale, we currently expect 2004 earnings to reach a record $1.03 to $1.08 per diluted share,” concluded McTaggart.

On February 18, 2004, the Company announced an approximate 10% increase in its quarterly cash dividend to $0.115 per share. The increased dividend will be payable April 30, 2004 to shareholders of record March 31, 2004. The Company has consistently paid dividends to owners of its common and redeemable preferred shares since 1985. The Company’s Board of Directors has established a policy, but not a binding obligation, that it will seek to maintain a dividend payout ratio in the range of 50% to 60% of net income. While this policy is subject to modification by the Board of Directors, management expects the Company to continue increasing its cash dividends, if earnings and cash flows continue to improve.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and/or water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, including our bid to supply additional water in Nassau, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED BALANCE SHEETS
(Expressed in United States dollars)

	December 31,
	2003	2002
ASSETS
Current assets
Cash and cash equivalents	$8,236,924	$568,304
Accounts receivable	3,859,496	1,406,947
Inventory	1,546,185	388,131
Prepaid expenses and other assets	596,386	370,429
Deferred expenditures	—	887,856
Current portion of loans receivable	1,098,732	—

Total current assets	15,337,723	3,621,667
Loans receivable	3,194,346	—
Property, plant and equipment, net	29,662,297	20,253,646
Other assets	505,793	—
Investment in affiliates	10,034,260	12,450
Intangible assets	6,431,955	1,619,874
Goodwill	3,395,752	—

Total assets	$68,562,126	$25,507,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Dividends payable	$686,118	$508,444
Accounts payable and other liabilities	2,072,245	1,143,850
Current portion of long term debt	3,763,144	518,275

Total current liabilities	6,521,507	2,170,569
Long term debt	16,633,437	2,074,609
Other liabilities	352,495	136,235

Total liabilities	23,507,439	4,381,413

Minority Interest in Waterfields Company Limited	806,160	—

Stockholders’ equity
Redeemable preferred stock, $1.20 par value. Authorized 100,000 shares; issued and outstanding 13,585 shares in 2003 and 19,740 shares in 2002	16,302	23,688
Class A common stock, $1.20 par value. Authorized 9,840,000 shares; issued and outstanding 5,687,010 shares in 2003 and 3,993,419 shares in 2002	6,824,412	4,792,103
Class B common stock, $1.20 par value. Authorized 60,000 shares; Issued and outstanding nil shares for 2003 and nil shares for 2002	—	—
Stock and options earned but not issued	21,494	424,841
Additional paid-in capital	26,773,342	7,354,395
Retained earnings	10,612,977	8,531,197

Total stockholders’ equity	44,248,527	21,126,224

Total liabilities and stockholders’ equity	$68,562,126	$25,507,637

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED STATEMENTS OF INCOME
(Expressed in United States Dollars)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Retail water sales	2,664,621	2,403,608	10,918,151	10,683,592
Bulk water sales	2,393,813	359,281	7,045,761	1,471,097
Service revenue	222,563	—	1,090,293	—

Total revenue	5,280,997	2,762,889	19,054,205	12,154,689

Retail cost of sales	(1,330,189)	(1,441,174)	(4,972,300)	(5,824,815)
Bulk cost of sales	(1,814,396)	(263,470)	(5,212,388)	(1,057,362)
Service cost of sales	(136,525)	—	(491,593)	—

Total cost of sales	(3,281,110)	(1,704,644)	(10,676,281)	(6,882,177)

Gross profit	1,999,887	1,058,245	8,377,924	5,272,512
General and administrative expenses	(867,983)	(832,136)	(4,339,524)	(2,644,004)

Income from operations	1,131,904	226,109	4,038,400	2,628,508

Other income (expenses):
Interest income	35,097	8,279	82,334	14,711
Interest expense	(410,843)	(25,739)	(1,163,637)	(103,986)
Other income	117,150	25,133	438,022	37,077
Equity in earnings of affiliate	156,255	—	826,029	—

	(102,341)	7,673	182,748	(52,198)

Net income before income taxes	1,029,563	233,782	4,221,148	2,576,310
Income taxes	308	—	(23,743)	—
Minority interest	(5,127)	—	(20,324)	—

Net income	$1,024,744	$233,782	$4,177,081	$2,576,310

Basic earnings per share	$0.18	$0.06	$0.85	$0.65

Diluted earnings per common share	$0.18	$0.06	$0.83	$0.63

Dividends declared per share	$0.105	$0.105	$0.42	$0.42

Weighted average number of common shares used in the determination of:
Basic earnings per share	5,678,600	3,993,419	4,917,183	3,969,861
Diluted earnings per share	5,817,007	4,097,139	5,037,530	4,087,532